As filed with the Securities and Exchange Commission on July 22, 2025

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LYRA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	84-1700838
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

480 Arsenal Way

Watertown, MA 02472

(617) 393-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maria Palasis, Ph.D.

President and Chief Executive Officer

Lyra Therapeutics, Inc.

480 Arsenal Way

Watertown, MA 02472

(617) 393-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos, Esq.

Wesley C. Holmes, Esq.

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

(617) 948-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2025.

PROSPECTUS

846,744 Shares

Common Stock

Offered by the Selling Securityholders

The selling securityholders or any of their respective pledgees, donees, transferees, assignees or other successors-in-interest may offer and sell up to 846,744 shares in the aggregate of common stock identified above, which shares are issuable upon exercise of presently issued and outstanding warrants to purchase common stock, from time to time in one or more offerings. This prospectus provides you with a general description of the securities. See the section of this prospectus entitled “Description of Securities” for more information. If the warrants are exercised for cash, we will receive the proceeds from such exercise, if any. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

We may amend or supplement this prospectus by filing amendments or supplements to this prospectus as required that contains specific information about the offering and the amounts, prices and terms of the securities. The amendment or supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable amendments or supplements before you invest in any of our securities.

The selling securityholders may offer and sell the securities described in this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. The selling securityholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Capital Market under the symbol “LYRA.” On July 21, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $8.15 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may, from time to time, sell up to 846,744 shares of common stock in one or more offerings as described in this prospectus.

In connection with the offer and sale of securities by the selling securityholders, we may amend or supplement this prospectus by filing amendments or supplements to this prospectus that contain specific information about the securities being offered and sold and the specific terms of that offering. Any such amendment or supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the amendment or supplement, you should rely on the amendment or supplement, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable amendment or supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable amendment or supplement prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable amendment or supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. All of the information incorporated by reference is qualified in its entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled “Where You Can Find More Information; Incorporation by Reference.” Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any amendment or supplement may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any applicable amendment or supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable amendment or supplement, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Lyra,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Lyra Therapeutics, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

We use our trademarks and our logo in this prospectus and the documents incorporated by reference. This prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “Lyra,” “we,” “our,” “us” and “the Company” in this prospectus to refer to Lyra Therapeutics, Inc. and its consolidated subsidiaries, unless otherwise specified.

Overview

We are a clinical-stage biotechnology company focused on the development and commercialization of innovative, anti-inflammatory therapies for the localized treatment of patients with chronic rhinosinusitis, or CRS. CRS is an inflammatory disease of the paranasal sinuses which leads to debilitating symptoms and significant morbidities and affects approximately 14 million people in the United States. Our primary product candidate, LYR-210, is a bioabsorbable nasal insert designed to be administered in a simple, in-office procedure and intended to deliver six months of continuous anti-inflammatory drug therapy to the sinonasal passages for the treatment of CRS with a single administration. The drug embedded within LYR-210 is mometasone furoate, or MF, which is the active ingredient in various U.S. Food and Drug Administration, or FDA, approved drugs and has a well-established efficacy and safety profile.

In June 2025, we announced positive results from the ENLIGHTEN 2 Phase 3 clinical trial of LYR-210 in adult patients with CRS. The ENLIGHTEN 2 trial met its primary endpoint, with LYR-210 demonstrating statistically significant improvement compared to sham control in a composite of the three cardinal symptoms, or 3CS, of CRS (nasal obstruction, nasal discharge and facial pain/pressure) at week 24 (-1.13; p=0.0078) in patients without nasal polyps. The ENLIGHTEN 2 trial also met the key secondary endpoints of 3CS at 24 weeks in the full population (i.e., patients with and without nasal polyps) (-0.90; p=0.0209) and in the clinically-validated SNOT-22 score at 24 weeks (-8.7; p=0.0101), with symptom improvement observed as early as week 4. Consistent with previous studies, LYR-210 was well-tolerated, with no product-related serious adverse events in the ENLIGHTEN 2 trial. Additionally, in pooled data from the ENLIGHTEN 2 and ENLIGHTEN 1 trials in 64 CRS patients with nasal polyps, LYR-210 demonstrated a consistent positive trend over 24 weeks in multiple key efficacy endpoints.

The ENLIGHTEN program consisted of two Phase 3 clinical trials, ENLIGHTEN 1 and ENLIGHTEN 2, to evaluate the efficacy and safety of LYR-210 for the treatment of CRS. While the ENLIGHTEN 2 trial met its primary endpoint and key secondary endpoints, the ENLIGHTEN 1 trial did not meet the primary endpoint or secondary endpoints. Each ENLIGHTEN trial enrolled approximately 180 CRS patients who have failed medical management and have not had prior ethmoid sinus surgery, randomized 2:1 to either LYR-210 (7500µg MF) or sham control. The 24-week endpoints in the ENLIGHTEN trials assess LYR-210’s long-acting therapeutic effect as a bioresorbable nasal implant designed to deliver six months of continuous anti-inflammatory medication to the sinonasal passages.

Securities Purchase Agreement

On June 26, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling securityholders, pursuant to which we agreed to issue and sell to the selling securityholders an aggregate of: (i) 273,012 shares of our common stock, (ii) pre-funded warrants to purchase up to 150,360 shares of our common stock, referred herein as the Pre-Funded Warrants, and (iii) private placement warrants to purchase up to 846,744 shares of Common Stock, referred herein as the Private Warrants. The closing of the issuance and sale of the shares, the Pre-Funded Warrants and the Private Warrants took place on June 27, 2025. The shares, the Pre-Funded Warrants and the Private Warrants were sold on a combined basis for consideration equating to

$11.81 for one share of common stock and a Private Warrant to purchase two underlying shares of Common Stock (or in lieu thereof, $11.809 for a Pre-Funded Warrant to purchase one underlying share of common stock and a Private Warrant to purchase two underlying shares of common stock). The exercise price of the Pre-Funded Warrants was $0.001 per underlying share. The exercise price of the Private Warrants was $11.56 per underlying share.

The shares and the Pre-Funded Warrants sold under the Purchase Agreement were offered pursuant to an effective shelf registration statement on Form S-3 (Reg. No. 333-278163) and a related prospectus supplement filed with the Securities and Exchange Commission. The Private Warrants were sold in a concurrent private placement exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended.

Pursuant to the Purchase Agreement, we further agreed to file, as soon as practicable (and in any event by July 26, 2025), a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Private Warrants. We are filing the registration statement on Form S-1 of which this prospectus forms a part to fulfill this obligation.

For a detailed description of the transactions contemplated by the Purchase Agreement, see the section captioned “Selling Securityholders” in this prospectus.

Our Corporate Information

We were incorporated under the laws of the State of Delaware in November 2005 under the name WMR Biomedical, Inc. In July 2018, we changed our name to Lyra Therapeutics, Inc. Our principal executive offices are located at 480 Arsenal Way, Watertown, MA 02472 and our telephone number is (617) 393-4600. Our website address is www.lyratherapeutics.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. Our common stock is listed on the Nasdaq Capital Market under the symbol “LYRA”.

THE OFFERING

Common stock offered by the selling securityholders	846,744 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling securityholders pursuant to this prospectus.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read the section titled “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Capital Market symbol	“LYRA”

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risks and uncertainties discussed below, the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable amendment and supplement before making a decision about investing in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, clinical development plans and expectations, patient enrollment expectations, prospective products, product approvals, research and development costs, timing and likelihood of success, and plans and objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the sections in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•	our restructuring initiatives and our ability to continue as a going concern;

•	our evaluation of strategic transactions, if any, to maximize shareholder value;

•	our estimates and statements regarding our future revenue, future results of operations, and financial position;

•	the sufficiency of our cash and cash equivalents to fund our operations;

•	plans to develop, manufacture, and commercialize LYR-210;

•	the timing of our ongoing or planned clinical trials for LYR-210, and any future product candidates, as well as the timing for any results;

•	the clinical utility of LYR-210;

•	our commercialization, marketing, and manufacturing capabilities and strategy;

•	our expectations about the willingness of healthcare professionals to use LYR-210, and any future product candidates;

•	our expectations regarding the development and commercialization of LYR-210 pursuant to the terms of our license agreement with LianBio;

•	our intellectual property position;

•	our competitive position and developments and projections relating to our competitors or our industry;

•	the impact of laws and regulations;

•	risks associated with the COVID-19 pandemic and related macroeconomic factors, which may adversely impact our business and clinical trials;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act, or the JOBS Act;

•	our business strategy;

•	our projected research and development costs; and

•	the plans and objectives of management for future operations.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We are registering the resale of shares of our common stock that may be issued upon exercise of warrants. We will receive the proceeds from any exercise of warrants for cash. We intend to use the proceeds from the exercise of warrants for cash for working capital and other general corporate purposes.

We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF SECURITIES

We have one class of securities registered under Section 12 of the Exchange Act.

The following description of our securities and certain provisions of our restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, and our amended and restated bylaws, which we refer to as our bylaws, are summaries and are qualified in their entirety by reference to the full text of our certificate of incorporation, our bylaws and the applicable securities, each of which has been publicly filed with the SEC, and the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL. See “Where You Can Find More Information; Incorporation by Reference.” Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the symbol “LYRA.”

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation. See below under “—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Amendment of Charter Provisions.”

Rights Upon Liquidation. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Dividend

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. On March 20, 2012, we declared and paid a special cash dividend of $0.2630467 per share of our common stock, or the Special Dividend, which totaled approximately $42,115 in the aggregate. Other than the Special Dividend, we have never declared or paid any cash dividends on our common stock. We do not intend to pay cash dividends for the foreseeable future. We currently expect to retain all future earnings, if any, for use in the development, operation and expansion of our business. Any determination to pay cash dividends in the future will depend upon, among other things, our results of operations, plans for expansion, tax considerations, available net profits and reserves, limitations under law, financial condition, capital requirements and other factors that our board of directors considers to be relevant.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Options

As of June 30, 2025, options to purchase 5,656 shares of common stock were outstanding under our 2016 Equity Incentive Plan, or our 2016 Plan (of which 5,028 shares were vested and exercisable as of such date), options to purchase 46,306 shares of common stock were outstanding under our 2020 Incentive Award Plan, or our 2020 Plan (of which 28,553 shares were vested and exercisable as of such date), restricted stock units covering 85,804 shares of common stock were outstanding under our 2020 Plan and options to purchase 37,997 shares of common stock were outstanding under our 2022 Employment Inducement Plan (13,948 of which were vested or exercisable as of such date).

2023 Purchase Warrants

On May 25, 2023, we entered into a securities purchase agreement with certain purchasers named therein, pursuant to which we agreed to sell securities to such purchasers in a private placement. In the private placement, the purchasers received common stock purchase warrants, or the 2023 Purchase Warrants, to purchase 200,601 shares of our common stock, each with an exercise price equal to $133.65 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings, pro rata distributions and certain anti-dilution adjustment rights).

As of June 30, 2025, 2023 Purchase Warrants to purchase an aggregate of 172,127 shares of our common stock were outstanding. The resale of the shares of our common stock issuable upon exercise of the 2023 Purchase Warrants were registered pursuant to the registration statement on Form S-3 (Reg. No. 333-272981) filed with the SEC on June 28, 2023 and declared effective on July 7, 2023.

The 2023 Purchase Warrants have an exercise price of $133.65 per share and have been exercisable since November 30, 2023. The 2023 Purchase Warrants are exercisable until 5:00 p.m., New York time, on November 30, 2028. The exercise price and number of shares of common stock issuable upon exercise of the 2023 Purchase Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, a forward or reverse split of our shares of common stock, and certain other events. However, the 2023 Purchase Warrants will not be adjusted for issuances of common stock at prices below their respective exercise prices.

We issued the 2023 Purchase Warrants in certificated form. A holder of a 2023 Purchase Warrant certificate may exercise such 2023 Purchase Warrant upon surrender of the applicable warrant certificate on or after the applicable exercisability date and on or prior to the applicable expiration date at our principal office, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of warrants being exercised.

Subject to limited exceptions, a holder of 2023 Purchase Warrants will not have the right to exercise any portion of its 2023 Purchase Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% or 9.99%, as elected by each such holder, of the shares of our common stock then outstanding after giving effect to such exercise, or the 2023 Purchase Warrant Beneficial Ownership Limitation; provided, however, that upon notice to us, the holder may increase or decrease the 2023 Purchase Warrant Beneficial Ownership Limitation, provided that in no event shall the 2023 Purchase Warrant Beneficial Ownership Limitation exceed 19.99% and any increase in the 2023 Purchase Warrant Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

The holders of the 2023 Purchase Warrants must pay the exercise price in cash upon exercise of the 2023 Purchase Warrants, unless such holders are utilizing the cashless exercise provision of the 2023 Purchase Warrants. The 2023 Purchase Warrants may be exercised (in the sole discretion of the holder), in whole or in part, to the extent the resale of the shares of common stock underlying any such 2023 Purchase Warrant is not.

Pre-Funded Warrants

On June 26, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with certain accredited and institutional investors, providing for, among other things, the sale and issuance of pre-funded warrants, or the Pre-Funded Warrants, to such investors to purchase up to an aggregate of 150,360 shares of common stock at an exercise price equal to $0.001 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). The Pre-Funded Warrants were issued and sold to such investors on June 27, 2025. The Pre-Funded Warrants were sold pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-278163) and a related prospectus supplement filed with the Securities and Exchange Commission. Such shelf registered statement and related prospectus supplement also related to the issuance of the shares of our common stock issuable upon exercise of the Pre-Funded Warrants.

The following summary of certain terms and provisions of the Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, which are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

The Pre-Funded Warrant offered hereby will have an initial exercise price of $0.001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Pre-Funded Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would beneficially own more than 9.99% of the outstanding common stock immediately after exercise, referred to herein as the Pre-Funded Warrant Beneficial Ownership Limitation, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Pre-Funded Warrant Beneficial Ownership Limitation, provided that the Pre-Funded Warrant Beneficial Ownership Limitation in no event exceeds 9.99%.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in its sole discretion, instead elect, and if at the time of exercise thereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the shares underlying the Pre-Funded Warrants to the holder thereof, must instead elect, to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants. No fractional shares of common stock will be issued in connection with the exercise of the Pre-Funded Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, each Pre-Funded Warrant may be transferred at the option of the holder upon surrender of such Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the Pre-Funded Warrants.

Private Warrants

On June 26, 2025, we entered into the Purchase Agreement with certain accredited and institutional investors, providing for, among other things, the sale and issuance of private placement warrants, or the Private Warrants, to such investors to purchase up to an aggregate of 846,744 shares of common stock at an exercise price equal to $11.56 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). The Private Warrants were issued and sold to such investors on June 27, 2025.

The Private Warrants and the common stock issuable upon the exercise of such Private Warrants, referred to herein as the Warrant Shares, were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, the purchaser may only sell common stock issued upon exercise of the Private Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. The resale of the Warrant Shares are being registered under the registration statement of which this prospectus forms a part.

The following summary of certain terms and provisions of the Private Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Private Warrants, which are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Private Warrants for a complete description of the terms and conditions of the Private Warrants.

Duration, Exercise Price and Adjustment Rights

The Private Warrants have an exercise price of $11.56 per share and will be immediately exercisable. The Private Warrants will expire on the 24-month anniversary of the date that the SEC declares the registration statement of which this prospectus forms a part effective. The Private Warrants contain standard adjustments to the exercise price including for stock splits, stock dividends, rights offerings and pro rata distributions.

Exercisability

The Private Warrants will be immediately exercisable, at the option of each holder and until the expiration date, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the Private Warrants to the extent that the holder would beneficially own more than 4.99% of the outstanding common stock immediately after exercise, referred to herein as the Beneficial Ownership Limitation, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the Private Warrants, or the Private Warrant Shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Private Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Private Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Private Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the Private Warrants will be entitled to receive upon exercise of the Private Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Private Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, with some exceptions, we or a successor entity will be obligated to, at the option of the holder of such warrant, purchase such warrant from such holder by paying an amount of cash equal to the Black Scholes value (as described in such warrants) of the unexercised portion of the Private Warrants on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a Private Warrant may be transferred at the option of the holder upon surrender of the Private Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Private Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Private Warrants or by virtue of such holder’s ownership of common stock, the holders of the Private Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Private Warrants.

Private Warrant Share Registration Rights

Pursuant to the Purchase Agreement, we agreed that, as soon as practicable (and in any event by July 26, 2025), we would file a registration statement providing for the resale of the shares of common stock issuable upon exercise of the Private Warrants and to use commercially reasonable efforts to keep such registration statement effective at all times until none of the purchasers or their respective permitted assignees owns any Private Warrants or shares of common stock issuable upon exercise thereof. We are filing the registration statement of which this prospectus forms a part to fulfill these obligations.

Registration Rights

Certain holders of shares of our common stock are entitled to certain rights with respect to the registration of such shares for public resale under the Securities Act, pursuant to our ninth amended and restated investors’ rights agreement, or the investor rights agreement, until the rights otherwise terminate pursuant to the terms of the investor rights agreement. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Form S-1 Registration Rights

If at any time the holders of at least 30% of the registrable securities then outstanding request in writing that we effect a registration with respect to all or part of such registrable securities then outstanding having an anticipated aggregate offering price that would exceed $5,000,000, we may be required to register their shares. We are obligated to effect at most (i) three registrations initiated by Perceptive Life Sciences Master Fund Ltd and Perceptive LS (A), LLC, collectively referred to as Perceptive, and (ii) three registrations covering registrable securities held by investors other than Perceptive, in each case in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If at any time we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities then outstanding will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, the holders of the registrable securities then outstanding request in writing that we effect a registration with respect to all or part of such registrable securities having an anticipated aggregate offering price to the public in the offering of at least $2,000,000, we will be required to effect such registration; provided, however, that we will not be required to effect such a registration if, within any twelve month period, we have already effected two registrations on Form S-3 for the holders of registrable securities.

Expenses and Indemnification

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders and blue sky fees and expenses. Additionally, we have agreed to indemnify selling stockholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Termination of Registration Rights

The registration rights terminate upon the earlier of the date on which no stockholder holds any registrable securities, the closing of a company sale, as defined in the investor rights agreement, at such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of a stockholder’s shares without limitation during a three-month period without registration, at such time a stockholder is not an affiliate (as defined under the Securities Act) of the Company, or May 5, 2028.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings. Our bylaws provide that a special meeting of stockholders may be called at any time by our board, our chairman of the board, our chief executive officer or our president (in the absence of a chief executive officer).

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent. Our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or stockholders to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that either or both of the choice of forum provisions contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders from time to time of up to an aggregate of 846,744 shares of our common stock. The term “selling securityholders” and “selling securityholder” includes the respective donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer.

On June 26, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling securityholders, pursuant to which we agreed to issue and sell to the selling security holders an aggregate of: (i) 273,012 shares of our common stock, (ii) pre-funded warrants to purchase up to 150,360 shares of common stock, referred herein as the Pre-Funded Warrants, and (iii) private placement warrants to purchase up to 846,744 shares of common stock, referred herein as the Private Warrants. The closing of the issuance and sale of the shares of our common stock, the Pre-Funded Warrants and the Private Warrants took place on June 27, 205. The shares of our common stock, the Pre-Funded Warrants and the Private Warrants were sold on a combined basis for consideration equating to $11.81 for one share and a Private Warrant to purchase two underlying shares of common stock (or in lieu thereof, $11.809 for a Pre-Funded Warrant to purchase one underlying share of common stock and a Private Warrant to purchase two underlying shares of common stock). The exercise price of the Pre-Funded Warrants was $0.001 per underlying share. The exercise price of the Private Warrants was $11.56 per underlying share.

The shares and the Pre-Funded Warrants sold under the Purchase Agreement were offered pursuant to an effective shelf registration statement on Form S-3 (Reg. No. 333-278163) and a related prospectus supplement filed with the Securities and Exchange Commission. The Private Warrants were sold in a concurrent private placement exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act of 1933, as amended.

This prospectus relates to the possible resale by the selling securityholders from time to time of shares of our common stock issuable upon exercise of the Private Warrants.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by the selling securityholders. The number of shares beneficially owned by each of the selling securityholders is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 1,598,376 shares of common stock outstanding as of June 30, 2025. In computing the number of shares beneficially owned by each selling securityholder and its percentage ownership, shares of common stock subject to options, warrants or other rights held by such selling securityholder that are currently exercisable or will become exercisable within 60 days of June 30, 2025 are considered outstanding. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Each selling securityholder listed has sole voting and investment power with respect to the shares beneficially owned by such selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of each selling securityholder and each selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities. Each selling securityholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Securityholders	Number	Percentage	Number	Number	Percentage
Hudson Bay Master Fund Ltd.(1)	254,024	4.9%	254,024	—	—%
Sabby Volatility Warrant Master Fund, Ltd.(2)	848,404	9.9%	592,720	255,684	9.9%

(1)

Consists of 254,024 shares of common stock issuable upon exercise of the Private Warrants (the exercisability of which are subject to certain limitations described below). Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The Private Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling securityholder from exercising that portion of the Private Warrants that would result in the selling securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation, provided that the beneficial ownership limitation in no event may exceed 9.99%. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902.

(2)

Consists of (i) 132,324 shares of common stock; (ii) 123,360 shares of common stock issuable upon exercise of the Pre-Funded Warrants (the exercisability of which are subject to certain limitations described below) and (iii) 592,720 shares of common stock issuable upon exercise of the Private Warrants (the exercisability of which are subject to certain limitations described below). The Common Stock and other securities are held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC, the investment manager to Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz (“Mr. Mintz”), in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares. The Private Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling securityholder from exercising that portion of the Private Warrants that would result in the selling securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Upon at least 61 days’ prior notice from the holder to us, the holder may increase the beneficial ownership limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.

PLAN OF DISTRIBUTION

Each selling securityholder and any of its pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Each of the selling securityholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

Each of the selling securityholders may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by a selling securityholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such selling securityholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling securityholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus.

Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

Each of the selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, a selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Each of the selling securityholders may also sell shares of common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. Each of the selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such selling securityholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised each selling securityholder that it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as it may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to a selling securityholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as none of the selling securityholders owns any of the shares covered by this prospectus or any of the warrants upon the exercise of which such shares are issuable.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Lyra Therapeutics, Inc. (the Company) as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.lyratherapeutics.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 6, 2025.

•	Our Current Reports on Form 8-K filed with the SEC on May 19, 2025, June 2, 2025 (solely with respect to Items 5.03 and 8.01), June 9, 2025, June 23, 2025 and June 27, 2025.

•

Our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April 4, 2025 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024).

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July April 27, 2020, pursuant to Section  12(b) of the Securities Act, as updated by “Description of Securities” filed as Exhibit 4.8 in our Annual Report on Form 10-K for the year ended December 31, 2024, and any amendment or report filed with the SEC for the purpose of further updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Lyra Therapeutics, Inc.

480 Arsenal Way

Watertown, MA 02472

(617) 393-4600

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$1,061
Printing expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	15,000
Miscellaneous	1,939

Total	$78,000

Item 14.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of us, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Our bylaws provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to us, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including, without limitation, attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgements, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain a general liability insurance policy that covers certain liabilities of the directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Equity Grants

Since June 30, 2022, we granted stock options to purchase an aggregate of 107,477 shares of our common stock, at a weighted average exercise price per share of $207.00, to employees, non-employees and directors in connection with services provided to us by such parties.

The issuances of such stock options, the shares of common stock issuable upon the exercise of such options and such restricted shares of common stock were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

2023 Private Placement

On May 25, 2023, we entered into a securities purchase agreement pursuant to which we issued and sold to certain investors in a private placement, or the 2023 Private Placement, 353,049 shares of common stock and accompanying warrants to purchase up to 176,530 shares of common stock (“2023 Warrants”), with an exercise price of $133.65 per share, for aggregate gross proceeds of $44.0 million. Each 2023 Warrant became exercisable on November 30, 2023, and expire on November 30, 2028. Additionally, we issued pre-funded warrants to purchase 48,162 shares of common stock (“2023 Pre-Funded Warrants”), with an exercise price of $0.001 per share, and accompanying 2023 Warrants to purchase up to 24,081 shares of common stock, with an exercise price of $133.65 per share, for aggregate gross proceeds of $6.0 million. The 2023 Pre-Funded Warrants are immediately exercisable and expire on May 31, 2028.

The closing of the 2023 Private Placement occurred on May 31, 2023. The common stock, 2023 Warrants and 2023 Pre-Funded Warrants issued and sold pursuant to the 2023 Private Placement were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. However, the common stock, 2023 Warrants and 2023 Pre-Funded Warrants issued and sold pursuant to the 2023 Private Placement were covered by a registration statement on Form S-3 (Reg. No. 333- 272981) filed with the SEC on June 28, 2023 and declared effective by the SEC on July 7, 2023.

2025 Private Placement

On June 26, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with certain accredited and institutional investors, providing for, among other things, the sale and issuance of private placement warrants, or the Private Warrants, to such investors to purchase up to an aggregate of 846,744 shares of common stock at an exercise price equal to $11.56 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). The Private Warrants were issued and sold to such investors on June 27, 2025.

The Private Warrants and the common stock issuable upon the exercise of such Private Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, the purchaser may only sell common stock issued upon exercise of the Private Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

3.1	Restated Certificate of Incorporation of Lyra Therapeutics, Inc., dated May 5, 2020 and the Certificate of Amendment to the Restated Certificate of Incorporation of Lyra Therapeutics, Inc., dated June 13, 2024	8-K	001-39273	3.1	June 18, 2024

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Lyra Therapeutics, Inc., dated May 27, 2025	8-K	001-39273	3.1	June 2, 2025

3.3	Amended and Restated Bylaws of Lyra Therapeutics, Inc.	8-K	001-39273	3.2	December 18, 2023

4.1	Ninth Amended and Restated Investor Rights Agreement, dated as of April 7, 2022, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	4.1	April 13, 2022

4.2	Amendment No. 1 to Ninth Amended and Restated Investor Rights Agreement, dated as of May 25, 2023, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	4.2	May 31, 2023

4.3	Form of Common Stock Certificate evidencing the shares of Common Stock of the Registrant	S-1/A	333-236962	4.2	April 27, 2020

4.4	Form of Purchase Warrant, together with a schedule of Purchase Warrants, each dated as of May 31, 2023, issued by Lyra Therapeutics, Inc. to the investors set forth on such schedule	8-K	001-39273	4.3	May 31, 2023

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

4.5	Pre-Funded Warrant, dated as of June 27, 2025, issued by Lyra Therapeutics, Inc. to Sabby Volatility Warrant Master Fund, Ltd.					*

4.6	Form of Private Warrant, together with a schedule of Private Warrants, each dated as of June 27, 2025, issued by Lyra Therapeutics, Inc. to the investors set forth on such schedule					*

4.7	Description of Securities	10-K	001-39273	4.8	March 13, 2025

5.1	Opinion of Latham & Watkins LLP					*

10.1#	2005 Equity Incentive Plan, as amended, and form of agreements thereunder	S-1	333-236962	10.1	March 6, 2020

10.2#	2016 Equity Incentive Plan, as amended, and form of agreements thereunder	S-1	333-236962	10.2	March 6, 2020

10.3#	2020 Incentive Award Plan and form of agreements thereunder	S-1/A	333-236962	10.3	April 27, 2020

10.4#	Lyra Therapeutics, Inc. 2022 Incentive Award Plan Performance Stock Option Grant Notice and Performance Stock Option Agreement issued to Harlan Waksal, M.D. on February 16, 2022	8-K	001-39273	10.4	February 18, 2022

10.4.1#	Lyra Therapeutics, Inc. 2020 Incentive Award Plan Performance Stock Option Grant Notice and Performance Stock Option Agreement issued to Maria Palasis, Ph.D. on February 16, 2022	8-K	001-39273	10.3	February 18, 2022

10.4.2	Lyra Therapeutics, Inc. 2022 Employment Inducement Award Plan as Amended and Restated, Effective December 9, 2022	10-K	001-39273	10.4.6	March 29, 2023

10.4.3#	Amendment No. 1 to Lyra Therapeutics, Inc. 2022 Employment Inducement Award Plan, as Amended and Restated Effective December 12, 2022	10-Q	001-39273	10.1	November 7, 2023

10.4.4#	Lyra Therapeutics, Inc. 2020 Incentive Award Plan Performance Based Restricted Stock Unit Grant Notice and Performance Based Restricted Stock Unit Agreement issued to Harlan Waksal, M.D. on March 21, 2024	10-Q	001-39273	10.1	April 30, 2024

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

10.4.5#	Lyra Therapeutics, Inc. 2020 Incentive Award Plan Performance Stock Option Grant Notice and Performance Option Agreement issued to Maria Palasis, Ph.D. on March 21, 2024	10-Q	001-39273	10.2	April 30, 2024

10.5#	Non-Employee Director Compensation Program	S-1/A	333-236962	10.4	April 27, 2020

10.6#	2020 Employee Stock Purchase Plan	S-1/A	333-236962	10.5	April 27, 2020

10.7#	Form of Indemnification Agreement for directors and officers of the Registrant	S-1/A	333-236962	10.6	April 27, 2020

10.8	Lease Agreement between the Registrant and ARE-480 Arsenal St, LLC, dated August 14, 2007, as amended	S-1	333-236962	10.7	March 6, 2020

10.9#	Employment Agreement between the Registrant and Maria Palasis, Ph.D., dated as of April 27, 2020	S-1/A	333-236962	10.8	April 27, 2020

10.10+	License and Collaboration Agreement dated May 31, 2021, by and between the Registrant and LianBio Inflammatory Limited and LianBio	10-Q	001-39273	10.1	August 9, 2021

10.11+	First Amendment to License and Collaboration Agreement, dated September 26, 2022, between Registrant and LianBio Inflammatory Limited and LianBio	10-Q	001-39273	10.1	November 8, 2022

10.12#	Employment Agreement between the Registrant and Jason Cavalier dated as of September 13, 2021	10-Q	001-39273	10.2	November 9, 2022

10.13#	First Amendment to the Employment Agreement between the Registrant and Maria Palasis, Ph.D. dated as of February 16, 2022	8-K	001-39273	10.1	February 18, 2022

10.14#	Employment Agreement between the Registrant and Harlan Waksal, M.D. dated as of February 16, 2022	8-K	001-39273	10.2	February 18, 2022

10.15#	Employment Agreement between the Registrant and Richard Nieman, M.D. dated as of June 30, 2022	10-Q	001-39273	10.3	August 9, 2022

10.16	Securities Purchase Agreement, dated as of April 7, 2022, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	10.1	April 13, 2022

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

10.17	Registration Rights Agreement, dated as of April 7, 2022, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	10.2	April 13, 2022

10.18	Sixth Amendment to Lease, dated November 14, 2022, by and between Lyra Therapeutics, Inc. and ARE-480 Arsenal Street, LLC	8-K	001-39273	10.1	November 16, 2022

10.19	Seventh Amendment to Lease, dated July 12, 2023, by and between Lyra Therapeutics, Inc. and ARE-480 Arsenal Street, LLC	8-K	001-39273	10.1	July 14, 2023

10.20	Lease Agreement, dated May 31, 2022, between the Registrant, as the tenant, and BXP Waltham Woods LLC, as the landlord	10-Q	001-39273	4.2	August 9, 2022

10.21	First Amendment to Lease Agreement, dated July 20, 2022, between Registrant, as the tenant, and BXP Waltham Woods LLC, as the landlord	10-Q	001-39273	4.3	August 9, 2022

10.22	Second Amendment to Lease Agreement (Notice and Acknowledgement thereof), dated March 3, 2023, between Registrant, as the tenant, and BXP Waltham Woods LLC, as the landlord	10-K	001-39273	10.24	March 29, 2023

10.23	Sublease dated as of December 21, 2023, by and between RVAC Medicines (US), Inc. and Lyra Therapeutics, Inc.	10-K	001-39273	10.24	March 22, 2024

10.24	Amendment No. 1 to Lyra Therapeutics, Inc. 2022 Employee Inducement Award Plan, as Amended and Restated Effective December 12, 2022	10-Q	001-39273	10.1	November , 2023

10.25	Securities Purchase Agreement, dated as of May 25, 2023, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	10.1	May 31, 2023

10.26	Registration Rights Agreement, dated as of May 25, 2023, by and among Lyra Therapeutics, Inc. and the Investors named therein	8-K	001-39273	10.2	May 31, 2023

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

10.27	Novation Agreement, dated as of November 15, 2024, by and among Lyra Therapeutics, Inc., LianBio, an exempted company organized under the laws of the Cayman Islands, and LianBio Development (KH) Limited (as successor-in-interest to LianBio Inflammatory Limited), a private company limited by shares organized under the laws of Hong Kong	10-K	001-39273	10.27	March 13, 2025

10.28	Form of Securities Purchase Agreement, dated as of June 26, 2025, by and between Lyra Therapeutics, Inc. and the Purchasers	8-K	001-39273	10.1	June 27, 2025

19.1	Insider Trading Compliance Policy	10-K	001-39273	19.1	March 13, 2025

21.1	Subsidiaries of the Registrant	S-1	001-39273	21.1	March 6, 2020

23.1	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm					*

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					*

24.1	Power of Attorney (included on signature page)					*

107	Filing Fee Table					*

*	Filed herewith.
#	Indicates management contract or compensatory plan.
+	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) is treated as confidential by the Company

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on July 22, 2025.

LYRA THERAPEUTICS, INC.

By:	/s/ Maria Palasis, Ph.D.
Maria Palasis, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints Maria Palasis, Ph.D. and Jason Cavalier, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Maria Palasis, Ph.D. Maria Palasis, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	July 22, 2025

/s/ Jason Cavalier Jason Cavalier	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	July 22, 2025

/s/ Harlan Waksal, M.D. Harlan Waksal, M.D.	Executive Chair and Chairperson of the Board	July 22, 2025

/s/ C. Ann Merrifield C. Ann Merrifield	Director	July 22, 2025

/s/ W. Bradford Smith W. Bradford Smith	Director	July 22, 2025

/s/ Nancy Snyderman, M.D., FACS Nancy Snyderman, M.D., FACS	Director	July 22, 2025

/s/ James R. Tobin James R. Tobin	Director	July 22, 2025